Exhibit (k) Opinion and Consent of Counsel.

[MASSMUTUAL LETTERHEAD APPEARS HERE]

November 24, 2008

Massachusetts Mutual Life Insurance Company

1295 State Street

Springfield, MA 01111

RE:	Post-Effective Amendment No. 25 to

Registration Statement No. 033-23126 to Variable Life Plus filed on Form N-6

Ladies and Gentlemen:

This opinion is furnished in connection with the filing of Post-Effective Amendment No. 25 to the above-referenced Registration Statement under the Securities Act of 1933 for Massachusetts Mutual Life Insurance Company’s (“MassMutual”) Flexible Premium Adjustable Variable Life Insurance Policies (the “Policies”). Massachusetts Mutual Variable Life Separate Account I issues the Policies.

As Assistant Vice President and Counsel for MassMutual, I provide legal advice to MassMutual in connection with the operation of its variable products. In such role I am familiar with the filing for the Policies. In so acting, I have made such examination of the law and examined or supervised the examination of such records and documents as in my judgment are necessary or appropriate to enable me to render the opinion expressed below. For purposes of such examinations, I have assumed the genuineness of all signatures on original documents and the conformity to the original of all copies. On the basis of this examination, I am of the following opinion:

1.	MassMutual is a valid and subsisting corporation, organized and operated under the laws of the Commonwealth of Massachusetts and is subject to regulation by the Massachusetts Commissioner of Insurance.

2.	Massachusetts Mutual Variable Life Separate Account I is a separate account validly established and maintained by MassMutual in accordance with Massachusetts law.

3.	The Policy, when properly issued, is a legal and binding obligation of MassMutual, enforceable in accordance with its terms and applicable state and federal law.

I hereby consent to the use of this opinion as an exhibit to this Post-Effective Amendment.

Very truly yours,

/S/ CATHERINE Z. COLLINS
Catherine Z. Collins, Esq.
Assistant Vice President and Counsel
Massachusetts Mutual Life Insurance Company